UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 9, 2014

Calypte Biomedical Corporation

     (Exact name of registrant as specified in its charter)

Delaware	000-20985	06-1226727
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification)
of Incorporation)

15875 SW 72nd Ave, Portland, OR 97224

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code: (503) 726-2227

N/A

(Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

The Registrant and DP Tzuan (HK) Limited (the “Purchaser”) have entered into an Investment Agreement dated January 9, 2014 (the “Agreement”) pursuant to which the Purchaser has agreed to invest $2 million in the Registrant through the purchase of 400,000,000 shares of Common Stock of the Registrant (the “Shares”) at a purchase price of $0.005 per share. The issuance of the Shares will be contingent upon an amendment to the Registrant’s Certificate of Incorporation to increase the authorized shares of Common Stock to a total of 2,400,000,000 shares and to reduce the par value of the Registrant’s Common Stock to $0.005 per share (the “Amendment”). The Agreement provides for the investment to be made in three installments: (i) $500,000 as soon as practicable following the effective time of the Amendment; (ii) $500,000 on May 1, 2014; and (iii) $1 million on November 1, 2014. Under the Agreement, the parties will develop a mutually-agreed budget plan for the Registrant. Each installment under the Agreement will be subject to the effectiveness of the Amendment, the Registrant’s compliance with the above-referenced budget plan and customary closing conditions.

A copy of the Agreement is attached hereto as Exhibit 99.1.

Item 3.02     Unregistered Sales of Equity Securities

Pursuant to the Agreement, the Registrant has agreed to sell and issue the Shares to the Purchaser for an aggregate of $2 million in cash. The Shares will be issued in offshore transactions in reliance upon Regulation S promulgated under the Securities Act of 1933.

Item 9.01     Financial Statements and Exhibits

(d)     Exhibits

Exhibit No.	Description

99.1	Investment Agreement dated January 9, 2014 between the Registrant and the Purchaser.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    January 15, 2014

Calypte Biomedical Corporation

By:	/s/ Adel Karas
Adel Karas
President and Chief Executive Officer

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